Exhibit 4.1

THIRD AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

This Third Amended and Restated Distribution Reinvestment Plan (the “Plan”) is adopted by J.P. Morgan Real Estate Income Trust, Inc. (the “Company”) pursuant to its Articles of Amendment and Restatement (as amended, restated or otherwise modified from time to time, the “Charter”). The Plan supersedes and replaces the second amended and restated distribution reinvestment plan previously adopted by the Company and effective as of November 13, 2023. Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

1. Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who purchase shares of the Company’s common stock, $0.01 par value per share (collectively, “Shares”), pursuant to (i) an unregistered private offering of the Company’s Shares, pursuant to the applicable exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) (a “Private Placement”) or the Company’s continuous public offering of Shares (the “Initial Public Offering”), or (ii) any future public offering of Shares (a “Future Public Offering”), and who do not opt out of participating in the Plan or who affirmatively elect to participate in the Plan, as applicable (as set forth in Section 3 below) (the “Participants”), the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each Participant and attributable to the class of Shares held by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Participant.

2. Effective Date. The initial effective date of this Plan was May 31, 2022, and the effective date of this third amended and restated Plan shall be July 26, 2024.

3. Procedure for Participation. Any Stockholder (unless such Stockholder is a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont and Washington or is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan) who has received a copy of (i) a private placement memorandum with respect to a Private Placement (a “Memorandum”) or (ii) the Prospectus, as contained in the applicable registration statement filed by the Company with the Securities and Exchange Commission (the “SEC”), with respect to the Initial Public Offering or any Future Public Offering, as applicable, will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement. Any Stockholder who is a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, Ohio, Oregon, Vermont or Washington or is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan will only become a Participant if the Stockholder notes such an election on the Stockholder’s subscription agreement. If any Stockholder initially elects not to be a Participant, they may later become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Company, the Company’s transfer agent, the dealer manager for the applicable offering or any soliciting dealer participating in the distribution of Shares for the offering. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company.

4. Suitability. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the income, net worth, investment concentration, status as an “accredited investor” as defined by Regulation D of the Securities Act (solely with respect to purchasers in a Private Placement) or other investment suitability standards imposed by such Participant’s state of residence or the Company and set forth in a Memorandum or the Company’s most recent prospectus. For the avoidance of doubt, this request in no way shifts to the Participant the responsibility of the Company’s sponsor, or any other person selling Shares on behalf of the Company to the Participant, to make every reasonable effort to determine that the purchase of Shares by Stockholders who purchased Shares in the Initial Public Offering or any Future Public Offering is a suitable and appropriate investment based on information provided by such Participant.

5. Purchase of Shares.

A.

Participants will acquire Shares from the Company (including Shares purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed)) under the Plan (the “Plan Shares”) at a price equal to the net asset value (“NAV”) per Share applicable to the class of Shares purchased by the Participant on the date that the Distribution is payable (calculated as of the most recent month end). No upfront selling commissions will be payable with respect to Shares purchased pursuant to the Plan, but such Shares may be subject to ongoing stockholder servicing fees. Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares and such Participant’s participation in the Plan will be terminated to the extent that a reinvestment of such Participant’s Distributions in Shares would cause the percentage ownership or other limitations contained in the Charter to be violated.

B.

Plan Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (i) Shares that will be issued by the Company in a Private Placement pursuant to an applicable exemption from registration under the Securities Act, (ii) Shares that will be registered with the SEC in connection with the Initial Public Offering, or (iii) Shares to be registered with the SEC in connection with a Future Public Offering.

6. Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE IN RESPECT OF THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC.

7. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding Shares.

8. Reports. On a quarterly basis, the Company shall provide each Participant a statement of account describing, as to such Participant: (i) the Distributions reinvested during the quarter; (ii) the number and class of Shares purchased pursuant to the Plan during the quarter; (iii) the per Share purchase price for such Shares; and (iv) the total number of Shares purchased on behalf of the Participant under the Plan. On an annual basis, tax information with respect to income earned on Shares under the Plan for the calendar year will be provided to each applicable participant.

9. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering 10 days’ prior written notice to the Company. This notice must be received by the Company prior to the last day of a quarter in order for a Participant’s termination to be effective for such quarter (i.e., a timely termination notice will be effective as of the last day of a quarter in which it is timely received and will not affect participation in the Plan for any prior quarter). Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant requests that the Company repurchase a portion, but fewer than all, of the Participant’s Shares, the Participant will continue to participate in the Plan with respect to the Participant’s Shares for which repurchase was requested but that were not repurchased. If a Participant requests that the Company repurchase all the Participant’s Shares, the Participant’s participation in the Plan will automatically terminate, whether or not all of the Participant’s Shares are actually repurchased, and any distributions paid following such repurchase request will be paid in cash. If a Participant terminates Plan participation, the Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of Shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Stockholder in cash.

10. Amendment, Suspension or Termination by the Company. The Board of Directors may by majority vote amend any aspect of the Plan; provided, however, that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 days prior to the effective date of that amendment. The Board of Directors may by majority vote suspend or terminate the Plan for any reason upon notice to the Participants. Any notice required by this Section 10 may be satisfied by the Company disclosing to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or special or periodic report filed by the Company.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.